Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement of Delmar Bancorp on Form S-4 and in the proxy statement/prospectus which forms a part thereof, of our report dated March 14, 2019 on the consolidated financial statements of Delmar Bancorp and its subsidiaries, and to the reference to our firm under the heading “Experts” in the proxy statement/prospectus.

/s/ TGM GROUP LLC

Salisbury, Maryland

March 29, 2019